Exhibit 99.1

Aventine Renewable Energy Holdings, Inc. Reports Second Quarter 2011 Financial Results

DALLAS, TX, August 8, 2011 (GLOBE NEWSWIRE) — Aventine Renewable Energy Holdings, Inc. (OTCBB:AVRW) (“Aventine”), a leading producer of clean renewable energy, announced today its results for the second quarter 2011.

Net loss for the three months ended June 30, 2011 was $23.9 million, or $2.71 per diluted share, compared to a net loss of $9.3 million, or $1.06 per diluted share for the three months ended June 30, 2010.  Net loss for the six months ended June 30, 2011 was $43.1 million, or $4.95 per diluted share, compared to a net loss of $16.4 million, or $1.87 per diluted share for the four months ended June 30, 2010 and a net loss of $266.3 million, or $6.14 per diluted share for the two months ended February 28, 2010.

“This was a challenging quarter for the Company with industry wide margins falling through most of the period.  Operationally we continued to experience production problems at our Mt. Vernon facility leading to an extensive shutdown taken in July,” said Thomas Manual, Chief Executive Officer.

Revenues were $213.0 million for the three months ended June 30, 2011, compared to $96.9 million for the three months ended June 30, 2010.  Revenues were $411.1 million for the six months ended June 30, 2011, compared to $133.9 million and $77.7 million, respectively, for the four months ended June 30, 2010 and the two months ended February 28, 2010.

“We expect to see improvements in our profitability over the next several quarters assuming industry wide margins are maintained at the current levels.   With the upturn in the margin environment we have been able to lock in profitable margins on approximately 12% of our current production for the remained of the year,” commented Manual.  “Since quarter end we have made progress at the Mt. Vernon facility.  Production there has stabilized for the first time since we started the plant.  This is an encouraging development.  We have also made significant strides to improve co-product yields at our Pekin plant.  This coupled with the return of the Aurora East plant to production should have a positive impact on profits.”  Manual also noted “We are in the process of making system improvements at the Canton facility and expect to begin startup procedures in mid-October.”

Q2 2011 Activity

On April 7, 2011, we entered into an incremental amendment (the “Incremental Amendment”) with Citibank, N.A., as administrative agent for the lenders under the senior secured term loan agreement, dated as of December 22, 2010 (the “Term Loan Agreement”), and Macquarie Bank Limited, as lender (“Macquarie”), to the Term Loan Agreement.  Pursuant to the Incremental Amendment, Macquarie loaned us an aggregate principal amount equal to $25.0 million, net of $1.3 million in fees.  The loan under the Incremental Amendment has substantially the same terms as the existing loans under the Term Loan Agreement, including seniority ranking in right of payment and of security, maturity date, applicable margin and interest rate floor.  We continue to be subject to all other terms and restrictions contained in the original Term Loan Agreement.

On April 27, 2011, we temporarily shut down our dry mill plant in Aurora, Nebraska to make some improvements to the fermentation process at the facility.  This work was completed by the third week of May 2011, and we began grinding corn again during the week of July 25, 2011.

On May 13, 2011, the Company commenced a pro-rata distribution, consisting of 19,414 shares of common stock, to holders of the Company’s pre-petition notes and to holders of allowed general unsecured claims, with 9,806 shares distributed to holders of pre-petition notes and 9,608 shares to holders of allowed general unsecured claims.  Approximately 1.1 million shares of common stock are reserved for future distributions of these holders.

Subsequent Events

On July 20, 2011, Aventine and each of its subsidiaries, as co-borrowers (collectively, the “Borrowers”), entered into a revolving credit facility (the “New Revolving Facility”) with the lenders party thereto (the “Lenders”), and Wells Fargo Capital Finance, LLC, as Lender and as agent for the Lenders (in such capacity, “Wells Fargo”) (the “New Revolving Facility Agreement”) with a $50.0 million commitment.  The proceeds of loans under the New Revolving Facility were used to (1) repay the Borrowers’ obligations under Revolving Facility, (2) pay related transaction costs, fees and expenses, and (3) for general corporate purposes. In connection with the New Revolving Facility, the rights and obligations of the lenders under the Revolving Facility have been assigned from PNC to Wells Fargo.

On July 20, 2011, Aventine entered into an amendment (“Citi Amendment”) to the Term Loan Agreement with the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (the “Term Loan Agent”).  Under the terms of the Citi Amendment, the amount of indebtedness that Aventine is permitted to incur under the New Revolving Facility (including bank products and hedging obligations) is capped at $58.0 million.  The Citi Amendment reduces Aventine’s minimum liquidity covenant for 2012 from $25.0 million to $15.0 million. The Citi Amendment also includes certain technical amendments to permit the New Revolving Facility.

First Quarter Conference Call

We will hold a conference call at 9 a.m. CST (10 a.m. Eastern time) on Tuesday, August 9, 2011, to discuss the contents of this press release. Please dial in to the conference call at (877) 312-

5514 (U.S.), or (253) 237-1137 (International), access code: 85213032, approximately 10 minutes prior to the start time. A link to the broadcast can be found at http://www.aventinerei.com/ in the Investor Relations section under the “Conference Calls” link. If you are unable to participate at this time, a replay will be available through August 15, 2011, on this Website or by dialing (855) 859-2056 (U.S.), or (404) 537-3406 (International), access code: 85213032. Should you need any assistance accessing the call or the replay, please contact Aventine at (214) 451-6750.

About Aventine Renewable Energy

Aventine is a leading producer of ethanol. Through our production facilities, we market and distribute ethanol to many of the leading energy companies in the U.S. In addition to producing ethanol, our facilities also produce several by-products, such as distillers grain, corn gluten meal and feed, corn germ and grain distillers dried yeast, which generate revenue and allow us to help offset a significant portion of our corn costs.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negatives of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include our ability to obtain and maintain normal terms with vendors and service providers, our estimates of allowed general unsecured claims, unliquidated and contingent claims and estimations of future distributions of securities and allocations of securities among various categories of claim holders, our ability to maintain contracts that are critical to our operations, our ability to attract and retain customers, our ability to fund and execute our business plan and any ethanol plant expansion or completion projects, our ability to receive or renew permits to construct or commence operations of our proposed capacity additions in a timely manner, or at all, laws, tariffs, trade or other controls or enforcement practices applicable to our operations, changes in weather and general economic conditions, overcapacity within the ethanol, biodiesel and petroleum refining industries, availability and costs of products and raw materials, particularly corn, coal and natural gas and the subsequent impact on margins, our ability to raise additional capital and secure additional financing, our ability to service our debt or comply with our debt covenants, our ability to attract, motivate and retain key employees, liability resulting from actual or potential future litigation or the outcome of any litigation with respect to our auction rate securities or otherwise, and plant shutdowns or disruptions.

Consolidated Financial Results

On March 15, 2010, Aventine emerged from bankruptcy and implemented fresh start accounting using a convenience date of February 28, 2010. The condensed consolidated financial statements prior to March 1, 2010 reflect results based upon our historical cost basis while the post-emergence consolidated financial statements reflect the new basis of accounting incorporating the fair value adjustments made in recording the effects of fresh start reporting. Therefore, the post-emergence periods are not comparable to the pre-emergence periods. As a result of the application of fresh start accounting, our condensed consolidated financial statements prior to and including February 28, 2010 represent the operations of our pre-reorganization predecessor company and are presented separately from the condensed consolidated financial statements of our post-reorganization successor company.

Summary Statement of Operations

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor				Predecessor
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Four Months Ended June 30, 2010	Two Months Ended February 28, 2010
	(In thousands, except per share amounts)
Net sales	$213,019	$96,904	$411,123	$133,878	$77,675
Cost of goods sold	(219,483)	(95,401)	(412,219)	(132,700)	(66,686)
Gross profit	(6,464)	1,503	(1,096)	1,178	10,989
Selling, general and administrative expenses	(9,625)	(9,178)	(19,042)	(14,352)	(4,608)
Other expenses	(746)	(595)	(1,942)	(1,659)	(515)
Operating income (loss)	(16,835)	(8,270)	(22,080)	(14,833)	5,866
Interest income	22	14	43	15	—
Interest expense	(6,020)	(2,386)	(11,342)	(3,100)	(1,422)
(Loss) gain on derivative transactions, net	(1,214)	263	(324)	439	—
Loss on early retirement of debt	—	—	(9,399)	—	—
Other non-operating income (expense)	(52)	210	(70)	210	—
Income (loss) before reorganization items and income taxes	(24,099)	(10,169)	(43,172)	(17,269)	4,444
Reorganization items	—	—	—	—	(20,282)
Gain due to plan effects	—	—	—	—	136,574
Loss due to fresh start accounting adjustments	—	—	—	—	(387,655)
Loss before income taxes	(24,099)	(10,169)	(43,172)	(17,269)	(266,919)
Income tax benefit (expense)	217	(910)	29	(910)	626
Net loss	$(23,882)	$(9,259)	$(43,143)	$(16,359)	$(266,293)

Loss per common share — basic	$(2.71)	$(1.06)	$(4.95)	$(1.87)	$(6.14)
Basic weighted-average number of shares	8,820	8,585	8,723	8,581	43,401

Loss per common share — diluted	$(2.71)	$(1.06)	$(4.95)	$(1.87)	$(6.14)
Diluted weighted-average number of common and common equivalent shares	8,820	8,585	8,723	8,581	43,401

The Three Months Ended June 30, 2011 Compared To The Three Months Ended June 30, 2010

Net sales were generated from the following products:

	Successor
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
	(In millions)
Ethanol	$164.7	$75.4
By-Products	48.4	21.5
Total	$213.0	$96.9

The overall increase in net sales from the second quarter of 2010 to the second quarter of 2011 is primarily the result of increased sales volumes from our increased production, as well as an increase in the sales price per gallon of ethanol.  During the second quarter of 2011, we produced 55.0 million gallons of ethanol compared to 45.9 million gallons during the second quarter of 2010, an increase of 9.1 million gallons, or 20%.  We marketed and sold 62.5 million gallons of ethanol during the three months ended June 30, 2011 for an average sales price of $2.64 per gallon compared to 46.5 million gallons at an average sales price of $1.62 per gallon during the three months ended June 30, 2010.

The increase in by-product revenues is primarily a result of an increase in the price per ton sold, as well as an increase in the volume sold.  We sold 247 thousand tons during the three months ended June 30, 2011 for an average price of $195.93 per ton compared to 235 thousand tons during the three months ended June 30, 2010 for an average price of $91.49 per ton. By-product revenues, as a percentage of corn costs, fell to 31.8% during the three months ended June 30, 2011 compared to 35.0% during the three months ended June 30, 2010.  Co-products produced by the dry mill process have less value historically than those produced by the wet mill process.  As a result of the addition of the Mt. Vernon dry mill, our overall product mix between wet and dry co-products produced changed from 60% higher value wet mill products and 40% lower value dry mill products during the second quarter of 2010, to roughly 47% higher value wet mill products and 53% lower value dry mill products during the second quarter of 2011.

Cost of goods sold consists of production costs (the cost to produce ethanol at our own facilities), the cost of purchased ethanol, the cost changes in our inventory, freight and logistics to ship ethanol and co-products and motor fuel taxes which have been billed to customers, which are discussed in detail below.

	Successor
	Three Months Ended June 30, 2011	Percentage of Net sales	Three Months Ended June 30, 2010	Percentage of Net sales
	(In millions, except percentages)
Cost of goods sold	$219.5	103.0%	$95.4	98.4%

The increase in cost of goods sold from the three months ended June 30, 2010 compared to the three months ended June 30, 2011 is the result of higher volumes of ethanol produced and sold during the second quarter of 2011, as well as an increase in corn costs. The increase in cost of goods sold as a percentage of net sales is principally the result of increased corn costs, freight costs and depreciation (discussed below).

Production costs include corn costs, conversion costs, and depreciation and amortization, which are discussed below.

Corn costs for the three months ended June 30, 2011 and 2010 were $152.0 million and $61.5 million, respectively.  The increase in corn costs is due to an increase in the number of bushels used in production, as well as an increase in the price per bushel.  We used 20.5 million bushels of corn in production during the second quarter of 2011 compared to 17.4 million bushels during the second quarter of 2010. Additionally, during the three months ended June 30, 2011, corn used in production was approximately $7.43 per bushel compared to $3.53 per bushel for the three months ended June 30, 2010.  Our average corn costs during the second quarter of 2011 were slightly higher than the CBOT average price of $7.31 during the same period.

Conversion costs for the three months ended June 30, 2011 and 2010 were as follows:

	Successor
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
	(In millions)
Utilities	$13.8	$9.0
Salary and benefits	5.9	5.0
Materials and supplies	6.6	5.0
Denaturant	2.9	1.8
Outside services	3.2	2.1
Other	0.8	0.8
	$33.2	$23.7

The increases in utilities, materials and supplies, and outside services are primarily attributable to the start-up of our Mt. Vernon facility.  Conversion costs per gallon were $0.60 for the second quarter of 2011 compared to $0.52 for the second quarter of 2010.  Inefficiencies from lower operating capacity at the Mt. Vernon facility contributed approximately $0.09 per gallon to the total conversion costs for the quarter ended June 30, 2011.

Depreciation and amortization expense for the three months ended June 30, 2011 was $6.2 million compared to $2.4 million in the three months ended June 30, 2010.  Depreciation expense increased primarily as a result of the start-up of the Mt. Vernon facility.

Purchased ethanol is included in our cost of goods sold.  For the second quarter of 2011, we purchased 3.1 million gallons for a total of $8.6 million compared to 285 thousand gallons during the second quarter of 2010 for a total of $0.4 million.  The cost per gallon purchased was $2.77 during the three months ended June 30, 2011 compared to $1.43 during the three months ended June 30, 2010.  This increase is consistent with the overall increase in ethanol spot prices using OPIS indices to an average price of $2.64 per gallon during the second quarter of 2011 from an average of $1.56 per gallon during the second quarter of 2010.

As stated above, cost of goods sold include the cost changes in our inventory. Our direct materials, labor and overhead costs in the condensed consolidated statements of operations are based on production amounts.  The change in inventory included in cost of goods sold adjusts our statements of operations from cost of production to cost of sales.  During the three months ended June 30, 2011, changes in inventory resulted in an expense of $10.6 million compared to an expense of $1.4 million in the three months ended June 30, 2010.  The reduction in cost of goods sold for the three months ended June 30, 2011 was primarily the result of the quantity and value of ethanol produced and sold during the quarter.

Freight and logistics costs for the three months ended June 30, 2011 were $8.9 million compared to $6.0 million during the three months ended June 30, 2010.  The increase is due to higher volumes shipped.  During the second quarter of 2011, we marketed and distributed approximately 62.5 million gallons of ethanol compared to 46.5 million gallons during the three months ended June 30, 2010.  On a per gallon basis, freight and logistics costs were $0.14 per gallon for the three months ended June 30, 2011 compared to $0.13 per gallon for the three months ended June 30, 2010. The increase in cost per gallon during the second quarter of 2011 compared to the second quarter of 2010 is the result of selling more by-products under contract to be delivered during 2011 compared to 2010, where we sold more by-products under contract to be picked up at our facilities.

Commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, was $0.75 for the three months ended June 30, 2011 compared to $0.75 for the three months ended June 30, 2010.

	Successor
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
Commodity spread	$0.75	$0.75
Average purchase price per bushel of corn	$7.43	$3.53
Co-product revenue as a percentage of corn costs	31.8%	35.0%

SG&A expenses were $9.6 million during the second quarter of 2011 compared to $9.2 million during the second quarter of 2010.  SG&A expenses in the three months ended June 30, 2011 were primarily comprised of $1.9 million of salary and benefits expense, $3.4 million of stock compensation expense, $1.6 million of outside services expenses, $0.5 million of depreciation expense, $0.4 million of expense related to materials and supplies, $0.8 million of plant carrying costs and $1.0 million of other expenses.  SG&A expenses in the three months ended June 30, 2010 were primarily comprised of $2.5 million of salary and benefits expense, $1.2 million of stock compensation expense, $3.6 million of outside services expenses, $0.5 million of expense related to materials and supplies and $1.4 million of other expenses.

Interest expense for the three months ended June 30, 2011 was $6.0 million compared to $2.4 million for the three months ended June 30, 2010.  Interest expense for the three months ended June 30, 2011 includes $5.9 million related to the term loan facility under the Term Loan Agreement (the “Term Loan Facility”), $0.3 million of other interest expense, and $0.7 million of amortization of deferred financing fees, reduced by capitalized interest of $0.9 million. Interest expense for the three months ended June 30, 2010 includes $3.4 million of interest expense related to the Notes, reduced by capitalized interest of $1.0 million.

(Loss) gain on derivative transactions, net for the three months ended June 30, 2011 includes $1.2 million of net realized and unrealized losses on corn and ethanol derivative contracts versus net realized and unrealized gains in the three months ended June 30, 2010 of $0.3 million. We do not mark to market forward physical contracts to purchase corn or sell ethanol as we account for these transactions as normal purchases and sales under ASC 815, Derivatives and Hedging (“ASC 815”).

Our tax benefit rate for the three months ended June 30, 2011 was 1.0% of pre-tax loss compared to a tax benefit rate for the three months ended June 30, 2010 of 8.9% of pre-tax loss.  Our effective tax rate differs from the statutory tax rate primarily due to valuation allowances on our deferred taxes.

The Six Months Ended June 30, 2011 Compared to the Four Months Ended June 30, 2010 and Two Months Ended February 28, 2010

Net sales were generated from the following products:

	Successor		Predecessor
	Six Months Ended June 30, 2011	Four Months Ended June 30, 2010	Two Months Ended February 28, 2010
	(In millions)
Ethanol	$315.8	$104.6	$60.1
By-Products	95.3	29.3	17.6
Total	$411.1	$133.9	$77.7

The overall increase in net sales from the four months ended June 30, 2010 and two months ended February 28, 2010 to the six months ended June 30, 2011 is primarily the result of increased sales volume from our increased production, as well as an increase in the sales price per gallon of ethanol.  During the first half of 2011, we produced 116.8 million gallons of ethanol compared to 62.0 million gallons and 32.0 million gallons of ethanol, respectively, during the four months ended June 30, 2010 and two months ended February 28, 2010.  We marketed and sold 126.1 million gallons of ethanol during the six months ended June 30, 2011 for an average sales price of $2.50 per gallon compared to 64.1 million gallons at an average sales price of $1.63 per gallon during the four months ended June 30, 2010 and 31.5 million gallons at an average sales price of $1.91 per gallon during the two months ended February 28, 2010.

The increase in by-product revenues is primarily a result of an increase in the price per ton sold, as well as an increase in the volume sold.  We sold 537 thousand tons during the six months ended June 30, 2011 for an average price of $177.55 per ton compared to 325 thousand tons during the four months ended June 30, 2010 for an average price of $90.23 per ton and 154 thousand tons during the two months ended February 28, 2010 for an average price of $114.12 per ton. By-product revenues, as a percentage of corn costs, fell to 31.4% during the six months ended June 30, 2011 compared to 35.0% and 39.8%, respectively, during the four months ended June 30, 2010 and two months ended February 28, 2010.  Co-products produced by the dry mill process have less value historically than those produced by the wet mill process.  As a result of the addition of the Mt. Vernon dry mill, our overall product mix between wet and dry co-products produced changed from 61% higher value wet mill products and 39% lower value dry mill products during the first half of 2010, to roughly 45% higher value wet mill products and 55% lower value dry mill products during the first half of 2011.

Cost of goods sold consists of production costs (the cost to produce ethanol at our own facilities), the cost of purchased ethanol, the cost changes in our inventory, freight and logistics to ship ethanol and co-products and motor fuel taxes which have been billed to customers, which are discussed in detail below.

	Successor				Predecessor
	Six Months Ended June 30, 2011	Percentage of Net sales	Four Months Ended June 30, 2010	Percentage of Net sales	Two Months Ended February 28, 2010	Percentage of Net sales

Cost of goods sold	$412.2	100.3%	$132.7	99.2%	$66.7	85.9%

The increase in cost of goods sold from the four month ended June 30, 2010 and two months ended February 28, 2010 compared to the six months ended June 30, 2011 is principally the result of higher volumes of ethanol produced and sold during the first half of 2011, as well as an increase in corn costs. The increase in cost of goods sold as a percentage of net sales is principally the result of increased corn costs, freight costs and depreciation (discussed below).

Production costs include corn costs, conversion costs, and depreciation and amortization, which are discussed below.

Corn costs for the six months ended June 30, 2011, four months ended June 30, 2010 and two months ended February 28, 2010 were $303.9 million, $83.8 million, and $44.2 million, respectively.  The increase in corn costs is due to an increase in the number of bushels used in production, as well as an increase in the price per bushel.  We used 43.9 million bushels of corn in production during the first half of 2011 compared to 23.4 million bushels and 12.1 million bushels, respectively, used during the four months ended June 30, 2010 and two months ended February 28, 2010. Additionally, during the six months ended June 30, 2011, corn used in production was approximately $6.92 per bushel compared to $3.58 per bushel for the four months ended June 30, 2010 and $3.66 per bushel for the two months ended February 28, 2010.  Our average corn costs during the first half of 2011 were slightly lower than the CBOT average price of $7.01 during the same period.

Conversion costs for the six months ended June 30, 2011, four months ended June 30, 2010 and two months ended February 28, 2010 were as follows:

	Successor		Predecessor
	Six Months Ended June 30, 2011	Four Months Ended June 30, 2010	Two Months Ended February 28, 2010
	(In millions)
Utilities	$28.3	$12.3	$7.6
Salary and benefits	11.8	6.8	3.3
Materials and supplies	13.7	6.8	3.2
Denaturant	6.1	2.4	1.4
Outside services	5.3	2.7	0.5
Other	0.9	1.0	0.6
	$66.1	$32.0	$16.6

The increases in utilities, materials and supplies, and outside services are primarily attributable to the start-up of our Mt. Vernon facility.  Conversion costs per gallon were $0.57 for the six months ended June 30, 2011, $0.52 for the four months ended June 30, 2010, and $0.52 for the two months ended February 28, 2010.  Inefficiencies from lower operating capacity at the Mt. Vernon facility contributed approximately $0.08 per gallon to the total conversion costs for 2011.

Depreciation and amortization expense for the six months ended June 30, 2011, four months ended June 30, 2010 and two months ended February 28, 2010 was $11.2 million, $3.3 million and $2.3 million, respectively.  Depreciation expense increased primarily as a result of the start-up of the Mt. Vernon facility.

Purchased ethanol is included in our cost of goods sold.  For the six months ended June 30, 2011, four months ended June 30, 2010 and two months ended February 28, 2010, we purchased 3.9 million gallons, 495 thousand gallons and 210 thousand gallons, respectively.  Purchased ethanol totaled $10.4 million, $0.8 million, and $0.4 million, respectively, for the six months ended June 30, 2011, four months ended June 30, 2010 and two months ended February 28, 2010.  The average cost per gallon purchased was $2.71 during the six months ended June 30, 2011 compared to $1.62 during the four months ended June 30, 2010 and $1.88 during the two months ended February 28, 2010.  This increase is consistent with the overall increase in ethanol spot prices using OPIS indices to an average price of $2.53 per gallon during the first six months of 2011 from an average of $1.64 per gallon during the first half of 2010.

As stated above, cost of goods sold include the cost changes in our inventory. Our direct materials, labor and overhead costs in the condensed consolidated statements of operation are based on production amounts.  The change in inventory included in cost of goods sold adjusts our statements of operations from cost of production to cost of sales.  During the six months ended June 30, 2011, changes in inventory resulted in an expense of $3.2 million compared to an expense of $5.1 million in the four months ended June 30, 2010 and a reduction in cost of goods sold of $0.2 million in the two months ended February 28, 2010.  The expense for the six months ended June 30, 2011 was primarily the result of the quantity and value of ethanol produced and sold during the first half of 2011.

Freight and logistics costs for the six months ended June 30, 2011 were $16.9 million compared to $7.7 million and $3.4 million, respectively, for the four months ended June 30, 2010 and two months ended February 28, 2010.  The increase is due to higher volumes shipped.  During the first half of 2011, we marketed and distributed approximately 126.1 million gallons of ethanol compared to 64.1 million gallons and 31.5 million gallons, respectively, during the four months ended June 30, 2010 and two months ended February 28, 2010.  On a per gallon basis, freight and logistics costs were $0.14 per gallon, $0.12 per gallon and $0.11 per gallon, respectively, for the six months ended June 30, 2011, four months ended June 30, 2010 and two months ended February 28, 2010. The increase in cost per gallon during the first six months of 2011 compared to the four months ended June 30, 2010 and two months ended February 28, 2010 is the result of selling more by-products under contract to be delivered during 2011 compared to 2010, where we sold more by-products under contract to be picked up at our facilities.

Commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, was $0.72, $0.78 and $1.08, respectively, for the six months ended June 30, 2011, four months ended June 30, 2010 and two months ended February 28, 2010. The decrease in commodity spread was due to an increase in the average sales price per gallon of ethanol being less than the increase in the average corn cost per bushel, as well as a decrease in co-product revenue as a percentage of corn costs in each period as follows:

	Successor		Predecessor
	Six Months Ended June 30, 2011	Four Month Ended June 30, 2010	Two Months Ended February 28, 2010
Commodity spread	$0.72	$0.78	$1.08
Average sales price per gallon of ethanol	$2.50	$1.68	$1.91
Average purchase price per bushel of corn	$6.92	$3.58	$3.66
Co-product revenue as a percentage of corn costs	31.4%	35.0%	39.8%

SG&A expenses were $19.1 million, $14.4 million, and $4.6 million, respectively, for the six months ended June 30, 2011, four months ended June 30, 2010 and two months ended February 28, 2010.  SG&A expenses in the six months ended June 30, 2011 were primarily comprised of $4.7 million of salary and benefits expense, $5.1 million of stock compensation expense, $3.3 million of outside services expenses, $0.9 million of depreciation expense, $0.8 million of expense related to materials, $2.1 million of plant carrying costs and supplies and $2.2 million of other expenses.  SG&A expenses for the four months ended June 30, 2010 were primarily comprised of $4.1 million of salary and benefits expense, $2.9 million of stock compensation expense, $4.7 million of outside services expenses, and $2.7 million of other expenses. SG&A expenses in the two months ended February 28, 2010 were primarily comprised of $0.8 million of salary and benefits expense, $0.2 million of stock compensation expense, $1.7 million of outside services expenses, and $1.9 million of other expenses.

Interest expense for the six months ended June 30, 2011, four months ended June 30, 2010 and two months ended February 28, 2010 was $11.3 million, $3.1 million, and $1.4 million, respectively.  Interest expense for the six months ended June 30, 2011 includes $11.2 million related to the Term Loan Facility, $1.1 million related to the Notes, $0.5 million of other interest expense, and $1.3 million of amortization of deferred financing fees, reduced by capitalized interest of $2.8 million. Interest expense for the four months ended June 30, 2010 includes $4.0 million of interest expense related to the Notes and $0.1 million of other interest expense, reduced by capitalized interest of $1.0 million. Interest expense for the two months ended February 28, 2010 includes pre-petition amended secured revolving credit facility interest expense of $0.6 million, interest expense on our debtor-in-possession debt facility of $0.5 million, and $0.3 million of amortization of deferred financing fees.

(Loss) gain on derivative transactions, net for the six months ended June 30, 2011 includes $0.3 million of net realized and unrealized losses on corn and ethanol derivative contracts versus net realized and unrealized gains in the four months ended June 30, 2010 of $0.4 million. We recorded no realized or unrealized gains or losses on derivative contracts during the two months ended February 28, 2010. We do not mark to market forward physical contracts to purchase corn or sell ethanol as we account for these transactions as normal purchases and sales under ASC 815.

On January 21, 2011, we redeemed our $155.0 million Notes at a redemption price of 105% of the principal amount, plus accrued and unpaid interest.  In connection with the redemption, we recognized a $9.4 million loss on the early extinguishment of debt.

During the two months ended February 28, 2010, we recognized reorganization expenses of $20.3 million, of which $9.6 million related to provision for rejected executory contracts and other accruals, $8.8 million related to professional fees directly related to reorganization and $1.9 million related to other expenses.

The loss due to fresh start accounting adjustments of $387.7 million in the two months ended February 28, 2010 consisted of adjustments required to report assets and liabilities upon emergence from bankruptcy at fair value.  See our discussion of fresh start accounting above.  Gain due to plan effects in the two months ended February 28, 2010 of $136.6 million related to implementation of our First Amended Joint Plan of Reorganization under Chapter 11 of Title 11 of the United States Code (as modified, the “Plan”) and consisted of $193.5 million of liabilities subject to compromise which were discharged upon emergence less $5.8 million of unamortized debt issuance costs on our pre-petition notes, $1.6 million related to the write-off of predecessor prepaid directors and officer insurance, $5.3 million of successor-based professional fees awarded under the Plan, $42.6 million related to loss on shares granted in connection with the Notes and $1.6 million of other miscellaneous costs.

Our tax expense rate for the six months ended June 30, 2011 was less than 1% of pre-tax loss compared to a tax expense rate for the four months ended June 30, 2010 of 5.3% of pre-tax loss and a tax benefit rate for the two months ended February 28, 2010 of 0.2% of pre-tax loss.  Our effective tax rate differs from the statutory tax rate primarily due to valuation allowances on our deferred taxes.

EBITDA

We have included EBITDA and Adjusted EBITDA primarily as performance measures because management uses them as key measures of our performance. EBITDA is defined as earnings before interest expense, interest income, income tax expense, and depreciation. EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S. (“GAAP”) and should not be considered an alternative to net earnings or any other measure of performance under GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity (particularly since, in the latter case, management views EBITDA as a performance measure rather than a liquidity measure). EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of the limitations of EBITDA are:

•          EBITDA does not reflect our cash used for capital expenditures;

•          Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for such replacements;

•          EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•          EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•          EBITDA includes non-recurring loss items which are reflected in other income (expense).

In order to emphasize the effects of certain income and loss items in our financial statements, we also report a second computation referred to as Adjusted EBITDA, which adjusts EBITDA for certain items. Our adjusted EBITDA is adjusted for (i) reorganization items, (ii) gain due to plan effects, (iii) loss due to the application of fresh start accounting adjustments, (iv) stock-based compensation, (v) loss on available for sale securities and (vi) gain on resolution of bankruptcy issues. Previously presented calculations have been modified to reflect the current definition of Adjusted EBITDA.

Management believes EBITDA and Adjusted EBITDA are meaningful supplemental measures of operating performance and so highlights trends in our core business that may not otherwise be apparently when relying solely on GAAP financial measures.  We also believe that securities analysts, investors, and other interested parties frequently use EBITDA in the evaluation of companies, many of which present EBITDA when reporting their results.  Additionally, management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing our performance on a year-over-year and quarter-over-quarter basis.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts, and others, use EBITDA and Adjusted EBITDA to assess:

•          the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•          our operating performance and return capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•          the feasibility of acquisitions and capital expenditure projects and the overall rate on alternative investment opportunities.

Reconciliation of Income (Loss) to Adjusted EBITDA

	Successor
	For the Three Months Ended June 30, 2011	For the Three Months Ended June 30, 2010
	(In thousands)
Statement of Operations Data:
Net loss	$(23,882)	$(9,259)
Interest income	(22)	(14)
Interest expense (a)(b)	6,021	2,386
Income tax expense (benefit)	(217)	(910)
Depreciation	6,647	2,419
EBITDA	$(11,453)	$(5,378)

Stock-based compensation	$3,425	$1,152
Adjusted EBITDA	$(8,028)	$(4,226)

(a)         Interest capitalized was $0.9 million and $1.0 million, respectively, for the three months ended June 30, 2011 and 2010.

	Successor		Predecessor
	For the Six Months Ended June 30, 2011	For the Four Months Ended June 30, 2010	For the Two Months Ended February 28, 2010
	(In thousands)
Statement of Operations Data:
Net loss	$(43,143)	$(16,359)	$(266,293)
Interest income	(43)	(15)	—
Interest expense (a)(b)	11,342	3,100	1,422
Income tax expense (benefit)	(29)	(910)	(626)
Depreciation	12,161	3,287	2,795
EBITDA	$(19,712)	$(10,897)	$(262,702)

Stock-based compensation	$5,127	$2,881	$277
Loss on early retirement of debt	9,399	—	—
Reorganization items	—	—	20,282
Gain due to plan effects	—	—	(136,574)
Loss due to fresh start accounting adjustments	—	—	387,655
Adjusted EBITDA	$(5,186)	$(8,016)	$8,938

(b)         Interest capitalized was $2.8 million for the six months ended June 30, 2011 and $1.0 million for the four months ended June 30, 2010. There was no capitalized interest during the two months ended February 28, 2010.

(c)          Contractual interest expense not recorded was $5.0 million for the two months ended February 28, 2010.

Summary Balance Sheets

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	Successor
	June 30, 2011	December 31, 2010
	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$24,623	$34,533
Restricted cash	—	164,765
Accounts receivable, net of allowance for doubtful accounts of $112 in 2011 and $75 in 2010	11,411	11,571
Inventories	42,631	44,179
Income taxes receivable	968	954
Prepaid expenses and other current assets	10,739	14,185
Total current assets	90,372	270,187

Property, plant and equipment, net	297,950	296,289
Restricted cash	15,240	16,211
Other assets	12,584	11,291
Total assets	$416,146	$593,978
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$2,281	$157,718
Current obligations under capital leases	278	789
Accounts payable	16,640	23,311
Accrued liabilities	2,998	4,906
Other current liabilities	11,664	10,589
Total current liabilities	33,861	197,313

Long-term debt	214,525	190,239
Deferred tax liabilities	2,026	2,026
Other long-term liabilities	2,644	2,742
Total liabilities	253,056	392,320

Stockholders’ equity:
Common stock, par value $0.001 per share (15,000,000 shares authorized; 7,489,666 shares outstanding, net of 28,771 shares held in treasury at June 30, 2011; 7,448,916 shares outstanding, net of 7,791 shares held in treasury at December 31, 2010)	8	8
Preferred stock (5,000,000 shares authorized; no shares issued or outstanding)	—	—
Additional paid-in-capital	231,935	227,360
Retained deficit	(68,607)	(25,464)
Accumulated other comprehensive income (loss), net	(246)	(246)
Total stockholders’ equity	163,090	201,658
Total liabilities and stockholders’ equity	$416,146	$593,978

Summary Cash Flows

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor		Predecessor
	Six Months Ended June 30, 2011	Four Months Ended June 30, 2010	Two Months Ended February 28, 2010
	(In thousands)
Operating Activities
Net loss	$(43,143)	$(16,359)	$(266,293)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on early retirement of debt	9,399	—	—
Depreciation and amortization	13,129	3,675	2,795
Stock-based compensation expense	5,127	2,881	277
Deferred income tax	—	(910)	—
Non-cash loss on available-for-sale securities	(484)	—	—
Non-cash gain due to plan effects	—	—	(136,574)
Non-cash loss due to fresh start accounting adjustments	—	—	387,655
Provision for rejected executory contracts and leases	—	—	9,590
Changes in operating assets and liabilities:
Accounts receivable, net	160	3,137	2,560
Income tax receivable	(14)	—	—
Inventories	1,548	5,236	1,543
Prepaid expenses and other current assets	184	—	—
Other assets	(1,535)	(3,101)	1,339
Accounts payable	(6,671)	(797)	7,061
Other liabilities	(799)	763	(21,640)
Net cash used in operating activities	(23,099)	(5,475)	(11,687)
Investing Activities
Additions to property, plant and equipment, net	(13,083)	(21,498)	(2,086)
Deposit on asset acquisition	—	(5,000)	—
Net cash used in investing activities	(13,083)	(26,498)	(2,086)
Financing Activities
Proceeds from the issuance of debt	25,000	—	—
Repayment of senior secured notes	(155,000)	—	—
Repayment of term loan	(1,062)	—	—
Repayment of short-term note payable	—	(5,252)
Restricted cash	165,736	2,512	(7,833)
Penalty on early retirement of debt	(7,750)	—	—
Payments on capital lease obligations	(643)	—	—
Payments on mortgage note	(15)	—	—
Proceeds from issuance of senior secured notes	—	—	98,119
Debt issuance costs	—	—	(1,190)
Net repayments on revolving credit facilities	—	—	(27,765)
Repayments of debtor-in-possession debt facility	—	—	(15,000)
Repurchase of treasury shares	—	(355)	—
Proceeds from warrants exercised	6	6	—
Proceeds from stock option exercises	—	—	96
Net cash provided by financing activities	26,272	(3,089)	46,427
Net increase (decrease) in cash and equivalents	(9,910)	(35,062)	32,654
Cash and equivalents at beginning of the period	34,533	85,239	52,585
Cash and equivalents at end of the period	$24,623	$50,177	$85,239

Liquidity and Capital Resources

The following table sets forth selected information concerning our financial condition:

	June 30, 2011	December 31, 2010
	(In millions, except current ratio)
Cash and cash equivalents	$24.6	$34.5
Net working capital	$56.5	$72.9
Total debt (1)	$217.1	$348.7
Current ratio	2.67	1.37

(1)         Concurrent with the closing of our Term Loan Agreement in December 2010, we irrevocably deposited in trust with the trustee for the Notes, $164.8 million of the proceeds from the Term Loan Facility, funds sufficient to pay the redemption price for all $155.0 million aggregate principal amount of the Notes. We redeemed such Notes on January 21, 2011.